October 16, 2024

BlackBerry outlines path to revenue growth and profitability at 2024 Investor Day

Waterloo, Ontario - BlackBerry Limited (NYSE: BB; TSX: BB) held its 2024 Investor Day today, as part of its commitment to delivering greater transparency to investors. At the event, BlackBerry executives provided insight into the Company’s vision and future plans, sharing:

•Profitability details for the Company’s IoT and Cybersecurity divisions, including for the Cylance business
•Revenue and profitability forecasts for each division and the Company as a whole for fiscal 2026 and 2027
•Capital allocation priorities and strategic direction

“Today’s Investor Day event showcased the tremendous progress we’ve made as a company since last December, both in terms of how we’ve positioned our IoT and Cybersecurity divisions to focus on their market opportunities, as well as the positive transformation in our financial performance,” said John J. Giamatteo, CEO, BlackBerry. “As a new management team, we’ve taken a fresh look at our capital allocation priorities, increasing focus on BlackBerry’s growth engines, particularly QNX.”

“Establishing virtually autonomous divisions, and significantly streamlining costs in the process, has enabled us to deliver on our commitment to greater financial transparency by providing divisional profitability at today’s Investor Day event,” said Tim Foote, CFO, BlackBerry. “We believe this will help provide investors with greater visibility into the progress that BlackBerry is making in driving towards profitable growth.”

The event, hosted at the New York Stock Exchange, was available live to the general public via webcast. A replay of the Investor Day presentations will be available today on the BlackBerry website at https://www.blackberry.com/us/en/events/investor-day. Materials from the presentation of Tim Foote, BlackBerry’s Chief Financial Officer, will also be available today on EDGAR and SEDAR+.

About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The Company’s software powers over 255 million vehicles. Based in Waterloo, Ontario, the Company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy, and is a leader in the areas of endpoint security management, encryption, and embedded systems. BlackBerry’s vision is clear - to secure a connected future you can trust.

BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.

Investor Contact:
BlackBerry Investor Relations
+1 (519) 888-7465
investorrelations@blackberry.com

Media Contact:
BlackBerry Media Relations
+1 (519) 597-7273
mediarelations@blackberry.com

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